FHLB Des Moines May Member Relations Teleconference

FHLB Des Moines expects to file its unaudited financial results for the first quarter 2009 with the Securities and Exchange Commission on May 15, 2009. FHLB Des Moines will host a members-only teleconference call on Thursday, May 21, 2009 from 1 PM till 2 PM (Central Time). Bank management will discuss First Quarter 2009 financial results, business highlights and answer questions.

There is no charge for the call, and it is open to all FHLB Des Moines members. Members will be asked to register for the call. FHLB Des Moines invites members to email their questions to Madge Cremer (mcremer@fhlbdm.com) at FHLB Des Moines in order for us to aggregate the questions and to provide the most valuable information. There will be time during the call to ask and submit questions.